UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 17, 2006
CINTAS CORPORATION

(Exact name of registrant as specified in its charter)

Washington	0-11399	31-1188630

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6800 Cintas Boulevard, P.O. Box 625737, Cincinnati, Ohio		45262-5737

(Address of principal executive offices)		Zip Code
Registrant’s telephone number, including area code (513) 459-1200

(Former name or former address, if changed since last report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
     On August 17, 2006, the Registrant entered into an the Underwriting Agreement dated as of August 17, 2006 (the “Underwriting Agreement”) by and among the Registrant, Cintas Corporation No. 2, a Nevada corporation and wholly-owned subsidiary of the Registrant (“Cintas No. 2”), the Subsidiary Guarantors (as set forth on Schedule A to Exhibit 5 to this Form 8-K) and KeyBanc Capital Markets, a division of McDonald Investments Inc., as Representative of the several Underwriters, relating to the issuance and sale of $250,000,000 aggregate principal amount of its 6.15% Senior Notes due August 15, 2036 (the “Notes”) guaranteed (collectively, the “Guarantees”) by the Registrant and the Subsidiary Guarantors (together with the Registrant, the “Guarantors”). The Notes will be issued under an Indenture, dated as of May 28, 2002 (the “Indenture”), by and among Cintas No. 2, the Registrant, the Subsidiary Guarantors, and Wachovia Bank, National Association, as trustee (the “Trustee”). The Notes have been registered under the Securities Act of 1933 (the “Act”) pursuant to a registration statement on Form S-3 (File No. 333-136631) (the “Registration Statement”) previously filed with the Securities and Exchange Commission under the Act.
     The net proceeds received by Cintas No. 2, after deducting the underwriting discount and estimated offering expenses, will be approximately $246.2 million and will be used to repay a portion of Cintas No. 2’s outstanding commercial paper borrowings. As of August 16, 2006, the total amount of commercial paper outstanding approximated $388.5 million, with a weighted average interest rate of approximately 5.28% and maturities ranging from August 18, 2006 through October 2, 2006.
     The Notes will bear interest from August 22, 2006 at a rate equal to 6.15% per year, payable semiannually on February 15 and August 15 of each year, commencing on February 15, 2007. Each interest payment will be made to the persons who are registered holders of the Notes on the immediately preceding February 1 and August 1, respectively.
     The Indenture, among other things, limits Cintas No. 2’s ability and the ability of the Registrant and its other subsidiaries, to incur certain liens; engage in sale-leaseback transactions; and in the case of Cintas No. 2, the Registrant and each Subsidiary Guarantor that is a Significant Subsidiary (as defined in the Indenture), merge or consolidate or sell all or substantially all of their assets.
     If Cintas No. 2 or the Registrant experiences a change of control and the Notes are rated below investment grade by Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., Cintas No. 2 must offer to repurchase all of the Notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the repurchase date.
     The Notes may be declared immediately due and payable by the Trustee or the holders of 25% of the principal amount of the Notes of the affected series if an event of default (except for an event of default involving bankruptcy, insolvency or reorganization) occurs under the Indenture and has not been cured. An event of default for these purposes generally means (1) the failure to pay the principal on a Note on its due date, (2) the failure to pay interest on a Note within 30 days of its due date, (3) either Cintas No. 2 or a Guarantor remains in breach of any other term of the Indenture for 60 days after its receipt of written notice of such breach or (4) any guarantee in respect of the Notes by the Registrant or a Subsidiary Guarantor that is Significant Subsidiary Guarantor ceases, for any reason, to be in full force and effect. Upon an event of default involving certain events of bankruptcy, insolvency or reorganization, the Notes shall become immediately due and payable without any action by the Trustee or the holders.

     Cintas No. 2 has the right to redeem some or all of the Notes at any time, or from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes and (2) the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes that would be due after the redemption date discounted to the date of redemption, at the applicable Treasury rate plus a make whole spread equal to 20 basis points, plus accrued and unpaid interest to the redemption date, as applicable.
     This description of the offering and terms of the Notes does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement (attached as Exhibit 1), the Indenture (incorporated by reference as set forth below), the form of Officers’ Certificate establishing the terms of the Notes (attached as Exhibit 4.1) and the form of the Notes (attached as Exhibit 4.2).
Item 9.01 — Financial Statements and Exhibits.

1	Underwriting Agreement dated as of August 17, 2006 (the “Underwriting Agreement”) by and among the Registrant, the Company, the Subsidiary Guarantors and KeyBanc Capital Markets, a division of McDonald Investments Inc., as Representative of the several Underwriters

4.1	Indenture, dated as of May 28, 2002, among Cintas Corporation No. 2, Cintas Corporation, the subsidiary guarantors named therein and Wachovia Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.1 to Cintas Corporation’s Annual Report on Form 10-K (Commission No. 000-11399) for the fiscal year ended May 31, 2002)

4.2	Form of Officers’ Certificate establishing the terms of the 6.15% Senior Notes due 2036.

4.3	Form of 6.15% Senior Notes due 2036

5	Opinion of Keating Muething & Klekamp PLL

23	Consent of Keating Muething & Klekamp PLL (included in Exhibit 5)

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CINTAS CORPORATION
Date: August 21, 2006	By:	Michael L. Thompson
Michael L. Thompson
Vice President and Treasurer